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                                                                    EXHIBIT 10.8

                              REAL ESTATE CONTRACT



      THIS REAL ESTATE CONTRACT is made by and between T & J INVESTMENT CO., a Kansas general partnership ("Seller"), and EPIQ SYSTEMS, INC., a Missouri corporation ("Buyer"), and is effective as of the 30th day of April, 2001.


                                   WITNESSETH:


      WHEREAS, Seller owns fee simple title to certain real property located in the City of Kansas City, Wyandotte County, Kansas, commonly known and numbered as 501 Kansas Ave., Kansas City, Kansas 66105, as legally described on EXHIBIT A, attached hereto and made a part hereof,


      WHEREAS, Buyer desires to acquire the real property described on EXHIBIT A, subject to the terms and conditions hereof;


      NOW, THEREFORE, Buyer and Seller agree as follows:

      1. SALE OF PROPERTY. Seller agrees to sell, assign, transfer and convey to Buyer, and Buyer agrees to purchase from Seller the real property described on EXHIBIT A, attached hereto, and all buildings and improvements thereon (all of the foregoing being collectively referred to herein as the "Premises").

      2. PURCHASE PRICE. The Purchase Price for the Premises, subject to prorations as provided herein, shall be One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00).

      3. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Buyer to Seller at Closing (as defined herein) by Buyer depositing the Purchase Price (subject to prorations as set forth in Section 4 below) into the escrow account of Old Republic Title Insurance Company (the "Title Company") by certified or cashier's check or wire transfer, to be disbursed to Seller by Title Company upon the delivery of all closing documents under Section 8 hereof.

      4. PRORATIONS. Seller shall pay all taxes, general and special, and all assessments which are a lien on the Premises which can be paid by Closing, except that all general state, county, school and municipal taxes payable during the calendar year in which Closing takes place shall be prorated between Seller and Buyer on the basis of said calendar year as of the date of Closing. If the amount of any such tax to be prorated cannot then be ascertained, proration shall be computed on the amount thereof paid in the preceding year. Closing costs and any escrow or other closing fees charged by the Title Company shall be paid equally by the parties.

      5. LEASE. The parties acknowledge that the Premises are currently subject to that certain Lease, dated February 20, 1996, as amended on December 9, 1997, between Seller, as landlord, and Buyer, as tenant. The parties agree that the Lease shall terminate effective as of the Closing, and the parties shall thereafter be released from all further duties of performance thereunder, each without liability to the other.

      6. CONDITION OF PROPERTY. The parties acknowledge and agree that the status of Buyer as a tenant of the Premises has given Buyer the opportunity to fully inspect the Premises and to thoroughly acquaint itself with the condition of the Premises. Therefore, the Premises shall be conveyed by Seller to

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Buyer at Closing in "as is, where is" condition, and Seller has not made, and will not make, any representations or warranties as to the past, present or future mechanical, structural, environmental or other condition of or any other matter or thing affecting or relating to the Premises, other than as specifically set forth herein, and Buyer acknowledges and agrees that no such terms, agreements, covenants, conditions, representations or warranties have been made by and between the parties hereto.

      7. TITLE INSURANCE. Seller shall furnish to Buyer a standard owner's title insurance policy (ALTA Form B, current version) issued by the Title Company in the full amount of the purchase price of the Premises, insuring a fee simple title in the property in Buyer as of Closing. The cost of such owner's title insurance policy shall be paid by Seller.

      The parties agree to delete the standard exceptions for mechanic's liens and parties in possession by Seller executing and delivering to the Title Company its standard form of Seller's Affidavit. The exceptions for taxes and assessments shall be limited to only those for the year in during which Closing takes place which are not due and payable as of Closing. The owner's title insurance policy shall contain such other exceptions for easements, reservations and restrictions of records which are reasonably acceptable to Buyer.

      Within thirty (30) days after the effective date of this Contract, Seller shall cause the Title Company to furnish a preliminary title commitment for such title insurance to Buyer. Buyer shall have ten (10) days after receipt of such commitment to notify Seller in writing of any objections to defects in title shown therein. If no written notification of objections is received within such time period, the status of title shall be deemed approved for all purposes of this Contract. Seller shall have until Closing to make any necessary corrections in title; provided, however, that nothing contained herein shall obligate either party to correct any matter objected to. In the event that any such defect in title is not cured by Closing, and Buyer refuses to waive their objection, then the parties shall either (1) extend the Closing to permit Seller to correct such title defect, or (2) either party may terminate this Contract by written notice to the other, and the parties shall thereafter be released from all further duties of performance hereunder, each without liability to the other.

      8. CLOSING. Closing shall take place at the offices of the Title Company, or at such other place as the parties may mutually agree on, on or before May 31, 2001, unless the parties mutually agree to extend such date in writing. At Closing, the parties shall execute and deliver closing documents as follows:

            (a) Seller shall execute and deliver to Buyer its general warranty deed to the Premises in recordable form so as to vest in Buyer a fee simple title to the Premises, subject only those exceptions to title permitted by Section 7 hereof;

            (b) Seller and Buyer shall obtain the Title Company's commitment to issue the owner's title insurance policy described in Section 7 hereof;

            (c) Buyer shall deliver to the Title Company the Purchase Price described in Section 3 hereof, as adjusted pursuant to Section 4 hereof;

            (d) Buyer and Seller shall each execute and deliver a closing statement and shall instruct the Title Company to release the documents and funds held by the Title Company, subject to the prorations performed at Closing pursuant to Section 4 hereof; and

            (e) Buyer and Seller shall execute and deliver any and all other documents, certificates and instruments reasonably required to be executed to effect the transaction described herein.

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      9. TITLE COMPANY'S ESCROW DUTIES. All documents and funds described herein shall be delivered by the parties to the Title Company to be held in escrow by it until Closing. The Title Company shall continue its search since the date of its preliminary title commitment to be provided in accordance with this Contract, and, if such search shows no encumbrances or other matters substantially affecting fee simple title since said date and if the Title
Company is prepared to issue its owner's title insurance policy to and in favor of Buyer in the full amount of the purchase price hereunder, insuring fee simple title in the Buyer subject only to the exceptions permitted herein, the Title Company shall record Seller's general warranty deed, and any other instruments as Seller and Buyer may jointly approve, deliver the funds held in escrow by it pursuant to approved closing statements executed by Buyer and Seller, and otherwise distribute funds and documents as contained therein or in the instruction letters to the Title Company by the parties.

      10. BROKERAGE. The parties represent and agree that no real estate brokers or agents are entitled to a sales commission in connection with the transaction contemplated hereunder. Any party to this Contract through whom a claim to any broker's, agent's, finder's or other fee or commission is made, contrary to the foregoing representations, shall indemnify, defend and hold harmless the other party to this Contract from any other loss, liability, damage, cost or expense, including reasonable attorneys' fees, court costs and other legal expenses, paid or incurred by the other party that is in any way related to such a claim.

      11. NOTICES. Any notice, demand, or other document which either party is required or may desire to give or deliver to or make upon the other party shall, in the case of a notice, be in writing and may be either personally hand delivered or given by United States First Class Mail, postage prepaid, addressed to the parties at the their last known business addresses. For all purposes hereof, the date of hand-delivery shall be deemed the date a notice is given or, if mailed, three (3) days following deposit of such notice in the United States Mail. Either party hereto may designate a different address for itself by notice similarly given.

      12. MISCELLANEOUS. This Contract shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns. Buyer or Seller may waive, in writing, any conditions in this Contract which are not complied with by the other party and said conditions shall be deemed complied with for all purposes. The interpretation, construction and performance of this Contract shall be governed by the laws of the State of Kansas.

      13. ENTIRE AGREEMENT. This Contract, including all exhibits or addenda attached hereto, which are incorporated herein by reference, constitute the entire agreement of Buyer and Seller concerning the subject matters hereof, supersedes all other prior understandings or agreements, written or oral, pertaining thereto, and may be modified only by both parties initialing changes herein or by separate written amendment signed by both parties.

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      IN WITNESS WHEREOF, Buyer and Seller have caused this Contract to be executed in multiple counterpart copies, each of which shall be deemed an original but together shall constitute one and the same instrument, effective as of the day and year above written.

"SELLER"                                  "BUYER"

T & J INVESTMENT CO.,                     EPIQ SYSTEMS, INC.,
a Kansas general partnership              a Missouri corporation


By: /s/ Tom W. Olofson                    By: /s/ Christopher E. Olofson
   -------------------------------            ---------------------------------
   Tom W. Olofson, General Partner            Christopher E. Olofson,
                                              President and COO


By: /s/ Jerry L. Haney
   -------------------------------
   Jerry L. Haney, General Partner

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                                    EXHIBIT A

                        LEGAL DESCRIPTION OF THE PREMISES


      All of Lots 1 through 17, inclusive, and all of Lots 40, 41, 42 and 43, all in Block 28, ARMOURDALE, also including the North 25 feet of the East 156 feet of Block 4, ARMOURDALE COMMUNITY REDEVELOPMENT AREA, all now in and a part of Kansas City, Wyandotte County, Kansas, containing approximately 73,321 square feet.